Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-13270, 333-113552, 333-132221 and 333-149553) and the Registration Statement on Form F-3 (Registration No. 333-192241) of Magic Software Enterprises Ltd. (“the Company”), of our reports dated April 27, 2016 with respect to the consolidated financial statements and the effectiveness of the internal control over financial reporting of the Company and its subsidiaries included in this Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel Aviv, Israel

April 27, 2016